Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Novatel Wireless, Inc.:

We consent to the use of our report dated March 15, 2009, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows, and the related financial statement Schedule II of Novatel Wireless, Inc. and subsidiaries for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Novatel Wireless, Inc., incorporated herein by reference.

/s/ KPMG LLP

San Diego, California

August 24, 2011